Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-260674) on Form S-8 of our report dated April 14, 2023, with respect to the consolidated financial statements of GLOBALFOUNDRIES Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Singapore
April 14, 2023